UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 3, 2010

STELLAR RESOURCES, LTD.
(Exact name of registrant as specified in its charter)

Nevada	0-51400	98-0373867
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 N. Stephanie Street, Suite 1411, Las Vegas, Nevada   89014
(Address of principal executive offices)             (Zip Code)

Registrant’s telephone number, including area code:   702-547-4614

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 . 14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 ..14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 502.   Departure of Directors or Principal Officers: Election of Directors: Appointment of Principal Officers.

(b)     Resignation of Officers and Directors

Effective February 25, 2010, Mr. Luigi Rispoli stepped down from his position as CEO of the Company.

(c)     Appointment of Officer

On February 25, 2010 Mr. Ray Jefferd was appointed as President and CEO.

(d)     Appointment of Director

On February 25, 2010  the Board appointed Mr. Ray Jefferd and Mr. Paul Rosatone as member of the Board of Directors of the Company.  No arrangements or understandings between Mr. Jefferd or Mr. Rosatone and any other persons, pursuant to which Mr. Jefferd and Mr. Rosatone was selected as a director.

Item 8.01   Other Events

On February 25th, 2010 Stellar Resources Ltd. (“SRRL”) signed a binding letter agreement (“Agreement”) with Mr. Ray Jefferd and Mr. Glen Landry, collectively (“the sellers”) to acquire 100% of Elk Hills Heavy Oil, LLC and the Four Bear Heavy Oil, LLC.  The Company intends to purchase these assets as part of its strategic plan to enter into the business of oil and gas production, development, exploration, and the accumulation of oil and gas reserves.

The purchase price for Elk Hills Heavy Oil, LLC and Four Bear Heavy Oil, LLC by the Company consists of:

a)	the Company issuing a total of three (3) million fully paid and non-assessable common shares to the Sellers; and

b)	the Company granting to the Sellers a Net Overriding Royalty (NOR) of five percent (5%) on Company’s pre-tax net profit derived from the Properties. This royalty will be paid on a quarterly basis; and

c)	A cash payment totalling US$250,000 shall be paid to the Sellers upon the Company obtaining future financing for the development of the Properties on or before December 31, 2011.

Elk Hills Heavy Oil, LLC sole asset consists of approximately 20,000 acres of oil and gas leases in Carbon County, Montana.

Four Bear Heavy Oil, LLC assets consist of more than 6,400 acres of oil and leases in Park County, Wyoming.

The description of the Agreement is referenced and filed with this report as “Exhibit 10.1” and incorporated by reference herein.

Item 9.01   Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter of Intent
99.1	News Release dated March 3, 2010

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 3rd day of March, 2010.

STELLAR RESOURCES, LTD.

By:           /s/ Ray Jeffrd, President,
Chief Executive Officer
a member of the Board of Directors

By:           /s/ Luigi Rispoli
Chief Financial Officer
a member of the Board of Directors